Exhibit 99.1

December 6, 2022

For immediate release

California Water Service Group Promotes Thomas A. Scanlon to Corporate Controller and Principal Accounting Officer and Justin B. Skarb to Vice President, Government and Community Affairs

SAN JOSE, Calif. – California Water Service Group (NYSE : CWT) today announced the promotion of Thomas A. Scanlon to Corporate Controller and Principal Accounting Officer and Justin B. Skarb to Vice President, Government & Community Affairs, effective January 1, 2023.

Before joining California Water Service Group as Director of Financial Reporting in 2010, Scanlon served as Subsidiary Controller at Sun Power Systems Corporation. A seasoned professional with more than 25 years of progressive construction and financial management experience, he is a Certified Public Accountant with a Bachelor of Science degree in Finance from Marquette University and a Master of Business Administration degree from University of Illinois. He will succeed David B. Healey, who is retiring after 13 years of service.

“As a key and trusted member of Dave’s team, Tom has demonstrated his expertise in financial reporting and compliance, as well as his ability to lead our team of accounting professionals. I am confident that he will be successful in his new role,” said President and Chief Executive Officer Martin A. Kropelnicki.

Justin B. Skarb began his career at the company in 2009 in the newly created role of Government & Community Relations Manager and was promoted to Director of Community Affairs & Government Relations in 2017. During his tenure, he has helped establish the company as a leader on policy issues and a stalwart contributor to its communities. He holds a Bachelor of Science degree in Political Science from Arizona State University and a Master of Arts degree in Communication from California State University, Fullerton. He expects to complete his Juris Doctorate in 2024.

“Justin has played a key role in growing and maturing our government and community relations program and enabling us to advocate effectively for our customers, employees, and company. He is a strategic thinker and excellent policy advisor, and I look forward to welcoming both him and Tom to our leadership team,” Kropelnicki said.

About California Water Service Group

California Water Service Group (NYSE: CWT) is the largest regulated water utility in the western United States. It provides high-quality, reliable water and/or wastewater services to more than 2 million people in California, Hawaii, New Mexico, Washington, and Texas through its regulated subsidiaries, California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, and its utility holding company, Texas Water Service.

What sets Group apart is its commitment to enhancing the quality of life for its customers, communities, employees, and stockholders. Working as one team, Group’s 1,100+ employees lead the way in protecting the planet, caring for people, and operating with the utmost integrity. Integral to Group’s strategy is investing responsibly in water and wastewater infrastructure, sustainability initiatives, and community well-being. The company has been named one of “America’s Most Responsible Companies” by Newsweek and a Great Place to Work®. More information is available at www.calwatergroup.com.

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Yvonne Kingman

ykingman@calwater.com

310-257-1434